TRANSGLOBE ENERGY CORPORATION ANNOUNCES AGM VOTING RESULTS

AND CONFIRMATION OF BOARD CHANGES

AIM & TSX:  “TGL” & NASDAQ:  “TGA”

Calgary, Alberta, May 7, 2021 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces its AGM voting results.

Report in Respect of Voting Results Pursuant to Section 11.3 of

National Instrument 51-102 – Continuous Disclosure Obligations

The following sets forth a brief description of each matter voted upon at the annual general meeting (the "Meeting") of the holders of common shares of TransGlobe Energy Corporation ("TransGlobe" or the "Company") held on May 6, 2021 and the outcome of the vote:

Description of Matter	Outcome of Vote	Votes For (ballots only)	Votes Against or Withheld (ballots only)
1.Ordinary resolution fixing the number of directors of TransGlobe to be elected at the Meeting at six (6).	Approved	23,440,848 98.50%	356,209 1.50%

2.Ordinary resolution electing the following nominees to serve as directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed, as more particularly described in the information circular of TransGlobe dated March 18, 2021 (the "Information Circular"):

David B. Cook	Approved	17,619,066 74.04%	6,177,991 25.96%
Randall C. Neely		21,058,827 88.49%	2,738,230 11.51%
Ross G. Clarkson		21,230,289 89.21%	2,566,768 10.79%
Edward D. LaFehr		20,927,796 87.94%	2,869,261 12.06%
Timothy R. Marchant		20,507,197 86.18%	3,289,860 13.82%

Description of Matter	Outcome of Vote	Votes For (ballots only)	Votes Against or Withheld (ballots only)
Steven W. Sinclair		18,471,577 77.62%	5,324,480 22.38%
3.Ordinary resolution appointing BDO Canada LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors of TransGlobe to fix their remuneration as such.	Approved	Show of hands	Show of hands

4. Advisory resolution accepting the Company's approach to executive compensation, as described in the Information Circular.	Approved	20,862,106 87.67%	2,954,951 12.33%

Carol Bell did not stand for re-election and is no longer a Director of the Company.

About TransGlobe

TransGlobe Energy Corporation is a cashflow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates or FTI Consulting
Tailwind Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
FTI Consulting (Financial PR) Ben Brewerton Genevieve Ryan	+44(0) 20 3727 1000 transglobeenergy@fticonsulting.com
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000
Shore Capital (Joint Broker) Jerry Keen Toby Gibbs	+44(0) 20 7408 4090